Exhibit 99.1

KNEELAND C. YOUNGBLOOD TO JOIN GAP INC.’S BOARD OF DIRECTORS

SAN FRANCISCO—November 30, 2006—Gap Inc. (NYSE:GPS) today announced the appointment of Kneeland C. Youngblood to the company’s board of directors.

Mr. Youngblood, 50, is co-founder and managing partner of Pharos Capital Group LLC, a Dallas private equity firm that provides growth and expansion capital, primarily in health care, business services and applied technology.

“We are very pleased to add a director who brings the perspective of an experienced professional investment manager and deep business experience,” said Bob L. Martin, chairman of the board’s Governance, Nominating and Social Responsibility Committee. “We look forward to Mr. Youngblood’s contributions as Gap Inc. takes the next steps in executing our turnaround strategies.”

Mr. Youngblood will serve on the board’s Audit and Finance Committee and Governance, Nominating and Social Responsibility Committee. With his appointment, Gap Inc.’s board will have 13 directors – nine of whom are independent.

Mr. Youngblood also serves as a director of Burger King Holdings Inc. and Starwood Hotels and Resorts Worldwide, and as Chairman of the American Beacon Funds, a $20 billion investment affiliate of American Airlines.

In October, Mr. Youngblood was listed among the “75 Most Powerful African Americans on Wall Street” by Black Enterprise magazine. He was appointed in 1993 by President Clinton with Senate confirmation to the board of the United States Enrichment Corporation. Mr. Youngblood also served on the boards of iStar Financial, a NYSE publicly traded REIT, and the Teacher Retirement System of Texas, which manages more than $100 billion in retirement assets. In addition, he served on the executive committee of the Council of Institutional Investors and currently is a member of the Council on Foreign Relations.

Mr. Youngblood is a graduate of Princeton University and the University of Texas—Southwestern Medical School.

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Forth & Towne and Piperlime brand names. Fiscal 2005 sales were $16.0 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Ireland and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements for Gap and Banana Republic in Southeast Asia and the Middle East. For more information, please visit gapinc.com.

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